Exhibit 99.1

Company Contact:
Joseph Dwyer
AXS-One Inc.
jdwyer@axsone.com
(201) 935-3400

FOR IMMEDIATE RELEASE

AXS-One Reports 2009 First Quarter Financial Results

RUTHERFORD, N.J., May 13, 2009 / PRNewswire / -- AXS-One Inc. (OTCBB: AXSO), a leading provider of high performance Records Compliance Management (RCM) software, today announced its financial results for the first quarter ended March 31, 2009.

For the quarter ended March 31, 2009, total revenue was $2.7 million, a decrease of 30%, compared with total revenue of $3.9 million for the quarter ended March 31, 2008. License revenue was $0.5 million, down 66%, or $1.0 million, from the $1.5 million in license revenue in the first quarter of 2008. AXS-One’s revenue has been negatively affected by the current worldwide economic environment as potential customers have delayed their decision making process. Total operating expenses were $3.5 million for the quarter ended March 31, 2009, a decrease of 37% percent from $5.6 million in the prior year period. The operating loss for the first quarter of 2009 was $0.8 million, a $0.9 million or 53% improvement from the first quarter 2008 operating loss of $1.8 million The net loss for the quarter ended March 31, 2009 was $2.0 million, or $(0.05) per diluted share compared to a net loss of $2.2 million, or $(0.06) per diluted share for the prior year.

Bill Lyons, Chairman & CEO of AXS-One, commented: “Over the past two quarters, we have taken appropriate measures to reduce our costs.  Upon completion of the merger with Unify, we are now well positioned to add to their revenues and profits.  This will enable us to compete more effectively in the future.”

About AXS-One Inc.
AXS-One Inc. (OTCBB: AXSO) is a leading provider of high performance Records Compliance Management software. The AXS-One Compliance Platform enables organizations to implement secure, scalable and enforceable policies that address records management for corporate governance, legal discovery and industry regulations such as SEC17a-4, NASD 3010, Sarbanes-Oxley, HIPAA, The Patriot Act and Gramm-Leach Bliley. AXS-One’s award-winning technology has been critically acclaimed as best of class and delivers digital archiving, business process management, electronic document delivery and integrated records disposition and discovery for e-mail, instant messaging, images, SAP and other corporate records. Founded in 1978, and headquartered in Rutherford, NJ, AXS-One has offices worldwide in the United States, Australia, Singapore and the United Kingdom. For further information, visit the AXS-One website at http://www.axsone.com

AXS-One, the AXS-One logo, "Access Tomorrow Today," and AXSPoint are registered trademarks of, and AXS-One Compliance Platform, AXS-One Central, AXS-One Retention Manager, AXS-One Rapid-AXS, AXS-Link for Desktop, AXS-Link for SAP, AXS-Link for Lotus Notes, AXS-Link for Microsoft Exchange, AXS-One Data Archive Translator, AXS-Link for File System Archiving, AXS-Link for .PST Management, AXS-One Supervision, AXS-One Case Management, "The Records Compliance Management Company" and AXS-Link are trademarks of, AXS-One Inc., in the U.S. All other company and product names are trademarks or registered trademarks of their respective companies.

Special Note Regarding Forward-Looking Statements: A number of statements contained in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. These risks and uncertainties include, but are not limited to: our ability to improve financial and sales performance; risks relating to liquidity; the impact of the economic downturn on customer buying decisions; potential vulnerability to technological obsolescence; the risks that our current and future products may contain errors or defects that would be difficult and costly to detect and correct; potential difficulties in managing growth; dependence on key personnel; the possible impact of competitive products and pricing; consummation of the closing conditions of the Unify merger; and other risks described in more detail in AXS-One's most current Form 10-K and other subsequent Securities and Exchange Commission filings.

-Tables Follow-

AXS-ONE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2009	2008
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$458	$933
Accounts receivable, net of allowance for doubtful accounts	1,322	932
Prepaid expenses and other current assets	388	495
Total current assets	2,168	2,360

Equipment and leasehold improvements, net of accumulated depreciation	139	152
Other assets	230	232
Total assets	$2,537	$2,744

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Bank debt	$554	$700
Convertible debt, net of discount	12,343	11,316
Accounts payable and accrued expenses	3,653	3,774
Deferred revenue	3,737	2,851
Total current liabilities	20,287	18,641

Long-term convertible debt, net of discount	-	-
Long-term deferred revenue	136	169
Other long-term liabilities	-	-
Total liabilities	20,423	18,810

Stockholders' deficit	(17,886)	(16,066)
Total liabilities and stockholders' deficit	$2,537	$2,744

The financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.

AXS-ONE INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2009	2008
Revenues:
License fees	$507	$1,485
Services	2,199	2,409
Total revenues	2,706	3,894

Operating expenses:
Cost of license fees	40	110
Cost of services	824	1,239
Sales and marketing	897	1,682
Research and development	919	1,490
General and administrative	777	1,125
Restructuring costs and other costs	77	-
Total operating expenses	3,534	5,646
Operating loss	(828)	(1,752)
Other income (expense):
Interest income	-	17
Interest expense	(1,064)	(446)
Other income expense	(78)	(24)
Total other income (expense), net	(1,142)	(453)
Loss before income taxes	(1,970)	(2,205)
Income tax benefit	(3)	-
Net loss	$(1,967)	$(2,205)

Basic & diluted net loss per common share:	$(0.05)	$(0.06)

Weighted average basic & diluted
common shares outstanding	39,599	37,824

The unaudited financial information included in this document is intended only as summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Company (including the Notes thereto, which set forth important information) contained in its Reports on Form 10-K and 10-Q filed and to be filed by the Company with the U.S. Securities and Exchange Commission (SEC). Such reports are available on the public EDGAR electronic filing system maintained by the SEC.